Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

GALAXY NEXT GENERATION, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, pursuant to Public Offering Prospectus	457(c)	10,000,000 shares	$0.0475(2)	$475,000	$0.00011020	$52.35

	Total Offering Amounts					$475,000		$52.35

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$52.35

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock of Galaxy Next Generation, Inc. (the “Registrant”) that may become issuable as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(2)

Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of the registration fee, which is calculated based on the closing sale price of the Registrant’s common stock on November 14, 2022.